Oculus Innovative Sciences Reports Third Quarter Product Revenue
Up 19% with a $2.6 Million Reduction in Operating Expenses

•	Targets Breakeven Within 12 Months

•	Achieved Year-to-Date Product Revenue Growth of 50%

•	Strategic Partner Invests $3 Million and Initiates Revenue-Sharing Sales of Microcyn® Technology for Treatment of Animals in the U.S.

•	Financial Institutions Invest $1.75 Million

•	Multiple Product Introductions in Calendar Year 2009 as Result of Strong R&D Pipeline

•	Conference Call Begins at 4:30 p.m. Eastern Standard Time Today

PETALUMA, Calif. (February 12, 2009) – Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial and operating results for the third quarter of fiscal year 2009, ended December 31, 2008. During the quarter the company increased product revenue by 19% while instituting programs, which are expected to reduce future cash operating expenses by about $2.6 million per quarter starting this fourth fiscal quarter ending March 31, 2009, compared to last year, and improve the company’s gross margins from 69% to over 80%, starting in the quarter ending September 30, 2009.

Oculus reported total revenue of $1.2 million in the third quarter of fiscal 2009, an increase of 15% over $1.1 million in the third quarter of fiscal 2008. Product revenue was $999,000, up 19% from $843,000 in the prior year primarily due to higher sales in Mexico. Service revenue was $222,000, which was comparable to that of the third quarter of fiscal 2008, as the company focused on increasing product sales worldwide.

The company’s product sales growth of 19% for the quarter is consistent with previous third quarter revenues, which are seasonally lower than other quarters of the year. The sales growth rate in Mexico in local currency was 61%, but due to the 24% drop in the value of the peso this resulted in a dollar-translated sales growth in Mexico of 34%. This drop in the peso also reduced Oculus’ overall third quarter product revenue growth from 37% to 19%. European revenues reflect volume-generated discounts as European distributors were rewarded for achieving contractual minimum-sales milestones. Also, revenues in Europe and India were reduced due to irregular shipments to the Czech Republic/Slovakia and India.

“We expect sales for Mexico, Europe and India to continue to expand at a minimum 25% annual growth, while we anticipate the sales growth from product launches in China—as well as the United States podiatry and veterinary markets—to complement this growth,” said Hoji Alimi, president and founder of Oculus. “I believe this increased revenue along with our continued reduction in expenses, to include the consolidation of our manufacturing, will significantly reduce our cash needs. With the cost reduction programs and projected revenue growth, we believe we can achieve breakeven within 12 months.”

The gross margin on product revenue for the third quarter of fiscal 2009 was 69%, up from 40% in the comparable quarter a year ago primarily due to lower costs in Europe as well as increased sales volume and prices in Mexico. The gross margins were 77% and 38% in Mexico and Europe respectively. Oculus management believes the consolidation of manufacturing plants will increase overall gross margins from 69% to over 80% in the second half of the next fiscal year.

Operating expenses in the third fiscal quarter of 2009 were $3.9 million, down $2.0 million or 34%, compared with $5.9 million in the third fiscal quarter of 2008. The decrease was due to $1.0 million in lower outside clinical costs as the company was completing its Phase II last year as well as a major cost reduction program that was initiated last quarter. As a result of this program, Oculus lowered its headcount in the United States from 56 people as of June 30, 2008, to 29 as of December 31, 2008. These actions will reduce quarterly cash operating expenses from $5.4 million on average last year to an estimated $2.8 million starting the quarter ending March 31, 2009. During the quarter the declines were partially offset by higher expenses of $320,000 related to the company’s product launch into the U.S. podiatry market and higher severance costs of $248,000.

The net loss for the fiscal 2009 third quarter was $3.3 million, or $0.21 per share, compared with the net loss for the fiscal 2008 third quarter of $5.3 million, or $0.40 per share. Non-cash stock-compensation expense, depreciation and other non-cash expenses for the quarter were $683,000, compared with $703,000 in the same quarter last year.

As of December 31, 2008, Oculus had unrestricted cash and cash equivalents of $2.4 million, compared with $18.8 million as of March 31, 2008. As a result of the investments from VetCure and institutions, which have been announced, our pro forma cash position at December 31, 2008 is $5.0 million with an additional $2.0 million due later in the year.

Commercial Progress

Oculus has made significant progress recently in its commercial operations, including the following highlights:

•	Finalized a revenue sharing partnership with VetCure, Inc. for the distribution of the Oculus’ Vetericyn™ Wound Care for animals in the United States. VetCure moved rapidly to launch Vetericyn at the North American Veterinary Conference in January in Orlando, Florida.

•	Announced the company’s Vetericyn™ Wound Spray for animals would become available in all North American PetSmart stores beginning mid-February 2009 with an aggressive couponing campaign central to the product launch.

•	Announced an agreement with Bayer Taiwan Co. Ltd. for development of the Microcyn® Technology for use in the Taiwanese animal market.

•	Continued ongoing promotion of Microcyn Wound Care into the U.S. podiatry market in 11 major metropolitan areas, including New York City/Long Island, Northern New Jersey, Miami, Tampa Bay/St. Petersburg, Chicago, Detroit, Dallas/Ft. Worth, Phoenix, San Jose/San Francisco and Orange County/Los Angeles and the entire state of Georgia. In support of this effort, two additional national distributors have agreed to represent Microcyn Wound Care.

•	Continued sampling of Chinese wound care professionals with the Microcyn-based Dermacyn™ product. Oculus’ Chinese partners are targeting key opinion leaders via trials at multiple medical centers in ten provinces for the purpose of securing both post-market clinical data and reimbursement.

•	Providing access to Microcyn Wound Care OTC to U.S. consumers without a prescription via phone and internet ordering (http://www.oculusis.com/us/otc/).

•	Preparing filing with the FDA to obtain clearance for marketing its hydrogel formulation. Oculus intends to introduce the hydrogel product in the United States, Mexico, China and India, where partnerships and distribution channels have been established, in an effort to quickly enter the market and accelerate sales.

Year-to-Date Results

For the nine months ended December 31, 2008, Oculus reported total revenue of $3.9 million, up $1 million compared with $2.9 million in the nine months ended December 31, 2007. The company reported product revenue of $3.2 million in first nine months of fiscal 2009, up 50% from the same period last year. The gross margin on product revenue in the nine months of fiscal 2009 was 63%, compared with 40% in the first nine months of fiscal 2008. Operating expenses for the nine months ending December 31, 2008 were $17.1 million, compared with $17.5 million in the same period last year.

The net loss in the nine months ended December 31, 2008 was $15.4 million, or $.97 per share, compared with the net loss of $15.9 million, or $1.26 per share, in the first three quarters of fiscal 2008. The non-cash stock-compensation expense for the first nine months of fiscal 2009 was $2.1 million, compared with $916,000 for the same period last year. Also, the first nine months of fiscal 2009 included severance costs of $737,000 associated with the significant reduction in the headcount in the U.S. operations.

Outlook

Oculus expects to continue achieving strong growth in sales of Microcyn-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as the company’s international revenues are subject to currency fluctuations and some marketing approvals and distribution agreements are recent, and timing of sales and deliveries are variable during introductory stages.

The reduction in expenses and anticipated levels in revenue are expected to contribute to lowering the net loss, minus non-cash expenses, to less than $2 million in the fiscal fourth quarter 2009.

“We expect to achieve breakeven within 12 months in spite of the current economic challenges,” said Alimi. “We anticipate a very good year for Oculus with the introduction of additional product formulations while focusing on a partnership strategy that provides strong economics as we rapidly commercialize around the globe.”

Conference Call

Oculus management will hold a conference call today to discuss third quarter results and to answer questions, beginning at 4:30 p.m. Eastern Standard Time. Individuals interested in participating in the conference call may do so by dialing (877) 604-9667 for domestic callers or (719) 325-4899 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 203-1112 for domestic callers, or (719) 457-0820 for international callers, and entering reservation code 3403136. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus

Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform features a biocompatible, shelf-stable solution containing active oxychlorine compounds that is currently commercialized primarily in the United States, Europe, India, China and Mexico for the treatment of infected wounds. The solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores.. The company’s headquarters are in Petaluma, California, with operations in Europe and Latin America. More information can be found at www.oculusis.com.

Forward Looking Statements

Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about Microcyn’s safety, efficacy and wound healing capabilities, and the ability of Microcyn to become a new type of drug for comprehensive treatment of diverse inflammatory conditions. These forward-looking statements are identified by the use of words such as “expect,” “anticipate,” “provides,” “preparing,” “to obtain,” “intends,” and “would,” among others, and include statements about our belief that product revenue will continue to increase generally or at any specific rate, our belief that we will advance our commercialization efforts, our belief that the U.S. drug development program and trials will enhance the value of Microcyn Technology, our ability to successfully pursue revenue growth with new partners and in new territories, our ability to develop and commercialize new products, our ability to identify and obtain approval for treatment indications and applications, the ability of our product and product candidates to address indications as designed for or as intended, our ability to leverage our current regulatory approvals, expand label claims and commercialize our products and product candidates over-the-counter, the ability of our products and products candidates to result in cost savings, our ability to obtain patent protection for new products and product candidates, and our ability to identify or align ourselves with new partners. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including risks inherent in the development and commercialization of potential products, the risk that regulatory clinical and guideline developments may change, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the risk that clinical results may not be replicated in actual patient settings, the risk that protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, the risk that present treatment trends will continue and that the available market for our products will not be as large as expected, the risk that our products will not be able to penetrate one or more targeted markets, the risk that our work force is inadequate to implement our business plan, the risk that we are unable to identify or align ourselves with strategic partners, the risk that revenues will not be sufficient to fund further development and clinical studies, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2008. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.

Oculus, Microcyn and Dermacyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contacts:
Oculus Innovative Sciences, Inc. Dan McFadden Director of Public and Investor Relations (425) 753-2105 dmcfadden@oculusis.com

Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended December 31,
	2008	2007
REVENUE
Product	$999	$843
Service	222	223

Total revenues	1,221	1,066

COST OF REVENUES
Product	313	508
Service	195	233

Total cost of revenues	508	741

Gross profit	713	325

OPERATING EXPENSES
Research and development	933	2,580
Selling, general and administrative	2,920	3,299

Total operating expenses	3,853	5,879

Loss from operations	(3,140)	(5,554)
Interest expense	(113)	(199)
Interest income	17	150
Other income (expense), net	(84)	299

Net loss	$(3,320)	$(5,304)

Net loss per common share: basic and diluted	$(0.21)	$(0.40)

Weighted-average number of shares used in per common share calculations: Basic and diluted	15,924	13,264

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

			Pro forma
	December 31,	Proforma	December 31,	March 31,
	2008	Adjustments	2008 (a)	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,419	$2,540	$4,959	$18,823
Accounts receivable, net	878	—	878	770
Inventory	336	—	336	259
Prepaid expenses and other current assets	444	—	444	1,098

Total current assets	4,077	2,540	6,617	20,950
Property and equipment, net	1,674	—	1,674	2,303
Other assets	86	—	86	359

Total assets	$5,837	$2,540	$8,377	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,633	$—	$1,633	$2,977
Accrued expenses and other current liabilities	1,132	—	1,132	2,460
Current portion of long-term debt and capital lease obligations	665	—	665	2,013

Total current liabilities	3,430	—	3,430	7,450
Deferred revenue	450	—	450	523
Long-term debt and capital lease obligations, less current portion	111	—	111	211

Total liabilities	3,991	—	3,991	8,184

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,923,708 and 18,711,905 and 15,905,708 shares issued and outstanding at December 31, 2008 and December 31, 2008 (pro forma) and March 31, 2008, respectively.	2	—	2	2
Additional paid-in capital	111,174	2,540	113,714	109,027
Accumulated other comprehensive loss	(3,073)	—	(3,073)	(2,775)
Accumulated deficit	(106,257)	—	(106,257)	(90,826)

Total stockholders’ equity	1,846	2,540	4,386	15,428

Total liabilities and stockholders’ equity	$5,837	$2,540	$8,377	$23,612

(a) The pro forma balance sheet for December 31, 2008 reflects adjustments for the receipt of investments related to two separate private placement transactions closed subsequent to December 31, 2008. The pro forma balance sheet reflects receipt of cash from a private placement transaction which closed on January 26, 2009, whereby we received investments in two installments, a $500,000 ($450,000, net of a $50,000 fee due to a third party that assisted with the transaction) installment on January 26, 2009 and a $500,000 installment on January 30, 2009. Additionally, the pro forma balance sheet reflects receipt of cash from a separate private placement transaction, which closed on February 6, 2009 whereby we received gross proceeds of 1,753,000($1,590,000, net of $163,000 due for placement agent fees and estimated expenses). These transactions are described in detail in our 8K on file with the SEC on January 26, 2009 and our 8K on file with the SEC on February 9, 2009.